Exhibit 99.1

Precipio Takes Final Step towards Regaining Nasdaq Compliance

Company announces 1-for-15 reverse stock split

NEW HAVEN, CT - (April 26, 2019) – Specialty cancer diagnostics company Precipio, Inc.  (NASDAQ: PRPO) today announced that it has implemented a 1-for-15 reverse stock split of outstanding shares of the company's common stock in order to regain compliance with the Nasdaq minimum bid price requirement of $1.00. While the company’s share price has recently increased, it was not sufficient to regain compliance with the Nasdaq continued listing requirements, and therefore the company decided to effectuate the reverse split.

What is the economic impact on you, the shareholder?

A reverse split essentially means a decrease in the number of shares and a proportional increase in the value of the share price, and therefore has no impact on the value of stock held by you as a shareholder. All shareholders also maintain the same percentage of equity post-split as pre-split.

Shareholders may be concerned about the potential negative impact to value. It is management’s opinion that ultimately, value is created through positive results and revenue growth. The company has recently expanded its product offerings by delivering new technology to address age-old expensive diagnostic testing methodologies.

The company’s products and services have global markets and the market responses are in line with our expectations. As previously communicated management continues to focus on creating shareholder value through share price appreciation. We believe this is how we will continue to deliver positive growth and value to our investors.

Why did the company choose a 15:1 ratio?

As you may know, many individual investors, and certainly institutional investors, are prohibited from trading shares of companies below $2, and some are even prohibited from trading shares below $5. The new share price post-reverse, should enable the company to broaden its potential pool of investors to include both individual, and institutional investors who face such restrictions.

Furthermore, the company has in the past suffered from substantial short pressure due to its low share price. With a larger dollar volume trading, and at a higher share price, management believes that the short pressure the company’s stock will face will presumably be substantially reduced. This will also allow the share price to experience a more organic, market-driven movement, rather than the fluctuations and volatility experienced with a lower-priced stock.

“Over the course of the past couple of weeks, we have seen a recognition of the company’s promise in the form of substantial share price appreciation. My team and I are neither satisfied nor content with where we have reached, and we are confident that this is just the beginning.” said Ilan Danieli, Precipio’s CEO. “I want to thank the many shareholders who sent in emails showing their support for the company and their long term commitment. I echo your sentiment – our team and I believe in the value we are creating both for patients, and for our shareholders, and we will continue to build this company. We have an exciting future ahead of us, and now that we have taken the required steps to address the Nasdaq’s continued listing requirements, we can focus on continued growth”

Effective Date of the Reverse Split and additional information

Shares of the company's common stock are anticipated to begin trading on a split-adjusted basis at the open of business on Monday, April 29, 2019. Trading in the common stock will continue on the Nasdaq Capital Market under the ticker symbol "PRPO," but the security will be assigned a new CUSIP number (CUSIP No. 74019L503. Additional information with regard to the reverse split can be found in the company’s Current Report on Form 8-K, filed on April 26, 2019.

About Precipio

Precipio has built a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide. Through its collaborations with world-class academic institutions specializing in cancer research, diagnostics and treatment such as the Yale School of Medicine and Harvard’s Dana-Farber Cancer Institute, Precipio offers a new standard of diagnostic accuracy enabling the highest level of patient care. For more information, please visit www.precipiodx.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements,” within the meaning of federal securities laws including financial projections related thereto and potential market opportunity, plans and prospects and other statements containing the words “anticipate,” “intend,” “may,” “plan,” “predict,” “will,” “would,” “could,” “should,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the known risks, uncertainties and other factors described in the Company’s prior filings and from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. All information in this press release is as of the date of the release and the Company does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Inquiries:

investors@precipiodx.com

+1-203-787-7888